                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                  MEDIA ARTS GROUP, INC.
--------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                 JULY 24, 2000

                            ------------------------

DEAR FELLOW STOCKHOLDERS:

We cordially invite you to attend our 2000 Annual Meeting of Stockholders. The meeting will be held on September 7, 2000 at 9:00 a.m. at 521 Charcot Avenue, San Jose, California 95131.

At the meeting, we will elect nine (9) directors, vote on an amendment to the 1998 Stock Incentive Plan, ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants, report on our performance in fiscal 2000 and answer your questions. Our products exhibit will be open before and after the meeting.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Craig A. Fleming

Craig A. Fleming
PRESIDENT & CHIEF EXECUTIVE OFFICER

                               TABLE OF CONTENTS

NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS...............    3
PROXY STATEMENT.............................................    4
  QUESTIONS AND ANSWERS.....................................    5
  PROPOSALS TO BE VOTED ON..................................    9
  THE BOARD OF DIRECTORS....................................   10
  BOARD AND COMMITTEE MEETINGS..............................   12
  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
    PARTICIPATION...........................................   12
  COMPENSATION OF DIRECTORS.................................   12
  REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE
    COMPENSATION............................................   13
  EXECUTIVE OFFICERS........................................   16
  EXECUTIVE COMPENSATION....................................   18
  OPTION GRANTS.............................................   19
  OPTIONS EXERCISED.........................................   20
  TEN-YEAR OPTION REPRICING.................................   21
  EMPLOYMENT, SEVERANCE AND CHANGE-OF-CONTROL
    ARRANGEMENTS............................................   21
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............   22
  STOCK PERFORMANCE GRAPH...................................   25
  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...   25
  SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL
    STOCKHOLDERS............................................   26
  STOCKHOLDER PROPOSALS.....................................   27
  COSTS OF PROXY SOLICITATION...............................   27
  TRANSACTION OF OTHER BUSINESS.............................   27
  APPENDIX A................................................   28

                             MEDIA ARTS GROUP, INC.
                               521 CHARCOT AVENUE
                               SAN JOSE, CA 95131

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 7, 2000

                             ---------------------

    The 2000 Annual Meeting of Stockholders of Media Arts Group, Inc., will be held on Thursday, September 7, 2000 at 9:00 a.m. at 521 Charcot Avenue, San Jose, California for the following purposes:

    1. To elect nine (9) directors to the board to serve for one (1) year terms or until their respective successors are elected and qualified;

    2. To approve an amendment to the Company's 1998 Stock Incentive Plan to increase the shares reserved for issuance from 1,150,000 to 2,800,000;

    3. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending March 31, 2001; and

    4. To transact other business properly coming before the Annual Meeting or any related adjournments or postponements.

    Holders of Company common stock at the close of business on July 10, 2000 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available at the Company's principal executive offices at 521 Charcot Avenue, San Jose, California, prior to the meeting.

BY ORDER OF THE BOARD,

/s/ Timothy S. Guster

Timothy S. Guster
SECRETARY

San Jose, California
July 24, 2000

                             MEDIA ARTS GROUP, INC.
                               521 CHARCOT AVENUE
                               SAN JOSE, CA 95131

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

    Our board is soliciting proxies for the 2000 Annual Meeting of Stockholders to be held on Thursday, September 7, 2000 at 9:00 a.m. at 521 Charcot Avenue, San Jose, California. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the meeting.

    The board set July 10, 2000 as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 13,146,198 shares of Company common stock outstanding on the record date.

    Voting materials, which include the Proxy Statement, proxy card and 2000 Annual Report, will be mailed to stockholders on or about July 31, 2000.

    In this Proxy Statement:

       - "we," the "Company," "Media Arts," and "MAGI" mean Media Arts Group, Inc., a Delaware corporation,

       - "Profit Sharing Plan" means the Media Arts Group, Inc. Profit Sharing Plan,

       - "Stock Purchase Plan" means the Media Arts Group, Inc. Employee Qualified Stock Purchase Plan,

       - "Stock Incentive Plan" means the Media Arts Group, Inc. 1998 Stock Incentive Plan,

       - holding shares in "street name" means your Company shares are held in an account at a brokerage firm, and

       - "SEC" means the Securities and Exchange Commission.

 QUESTIONS AND ANSWERS

Q: WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A: You are receiving this Proxy Statement and a proxy card from us because you own shares of common stock in Media Arts. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Timothy S. Guster and William C. Morris, Jr. as your representatives at the meeting. Messrs. Guster and Morris will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Messrs. Guster and Morris will vote your shares, under your proxy, in accordance with their best judgement.

Q: WHAT AM I VOTING ON?

A: You are being asked to vote on:

    - the election of nine (9) directors,

    - an amendment to our Stock Incentive Plan to increase the shares reserved for issuance from 1,150,000 to 2,800,000, and

    - the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

The section entitled "Proposals To Be Voted On" on page 9 of this Proxy Statement gives you more information on the nominees for election to our board, the amendment to the Stock Incentive Plan and the Company's independent public accountants.

Q: HOW DO I VOTE?

A: (1) YOU MAY VOTE BY MAIL.

You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted:

    - FOR the nine (9) named nominees,

    - FOR an amendment to our Stock Incentive Plan to increase the shares reserved for issuance from 1,150,000 to 2,800,000, and

    - FOR the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

    (2) YOU MAY VOTE IN PERSON AT THE MEETING.

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

                                                           QUESTIONS AND ANSWERS

WE ENCOURAGE YOU TO EXAMINE YOUR PROXY CARD CLOSELY TO MAKE SURE YOU ARE VOTING ALL OF YOUR SHARES IN THE COMPANY.

Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A: It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

FOR BETTER CUSTOMER SERVICE, WE RECOMMEND YOU WRITE TO YOUR BROKER(S) OR THE TRANSFER AGENT, CHASEMELLON SHAREHOLDER SERVICES, LLC, TO CONSOLIDATE AS MANY OF YOUR BROKERAGE OR TRANSFER AGENT ACCOUNTS AS POSSIBLE UNDER THE SAME NAME AND ADDRESS. THIS CONSOLIDATION CAN NOT BE DONE WITHOUT YOUR WRITTEN AUTHORITY.

Q: WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

    - signing another proxy with a later date, or

    - voting again at the meeting.

Q: WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?

A: (1) If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote customers' shares on non-routine matters. Accordingly, these shares are considered not entitled to vote on non-routine matters, rather than as a vote against the matter. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your broker.

(2) If your shares are in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: HOW MANY VOTES DO YOU NEED TO HOLD THE MEETING?

A: Shares are counted as present at the meeting if the stockholder either:

    - is present and votes in person at the meeting, or

    - has properly submitted a proxy card.

 QUESTIONS AND ANSWERS

A majority of the Company's outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Q: HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED?

A: We use the phrase "yes vote" to mean a vote for a director.

The nine (9) nominees receiving the highest number of yes votes will be elected as directors. This number is called a plurality.

Although a broker may "abstain" from voting because you prohibited the broker from exercising discretionary authority, the non-vote will still be counted as present for purposes of determining if a quorum is present.

Q: WHAT HAPPENS IF NOMINEES ARE UNABLE TO STAND FOR RE-ELECTION?

A: The board may, by resolution, provide for a lesser number of directors or designate substitute nominees. In the latter event, shares represented by proxies may be voted for substitute nominees. Proxies cannot be voted for more than nine (9) nominees.

Q: HOW ARE VOTES COUNTED?

A: You may vote:

    - either "for" a nominee or "withhold" your vote for a particular nominee.
    - "for," "against," or "abstain" on the Stock Incentive Plan amendments.

    - "for," "against," or "abstain" on the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

If you just sign your proxy card without providing further instructions, your shares will be counted as a yes vote FOR each director, FOR the amendment to the Stock Incentive Plan and FOR PricewaterhouseCoopers LLP.

Voting results will be tabulated and certified by our transfer agent, ChaseMellon Shareholder Services, LLC.

Q: WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

A: We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2001 on or before November 14, 2000. We will file that report with the SEC, and you can get a copy by calling Investor Relations at (408) 922-1564 or the SEC at (800) SEC-0330 for location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

                                                           QUESTIONS AND ANSWERS

Q: WHY IS THE COMPANY AMENDING THE STOCK INCENTIVE PLAN?

A: The amendment is necessary to ensure the Company will:
    - Continue to be able to offer a stock incentive plan that attracts and retains key employees in an extremely competitive market by offering such employees appropriate equity incentives, and

    - Continue to motivate high levels of performance by key employees in order to increase stockholder value.

The Stock Incentive Plan was adopted by the board on June 22, 1998 and approved by the stockholders on September 17, 1998. Further, it was amended and approved by the stockholders on August 18, 1999. The plan provides for awards in the form of options, which may constitute incentive stock options or non-statutory stock options, stock units and stock appreciation rights ("SARs"), or any combination thereof.

The purpose of the plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging key employees and directors to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees and directors with exceptional qualifications, including key executives and directors that may join the Company in the future and (c) linking key employees and directors directly to stockholder interests through increased stock ownership. However, the board believes that the number of shares of common stock currently available for issuance under the Stock Incentive Plan is inadequate to meet the purposes of the plan, and that the number of shares issuable under the plan should be increased by 1,650,000 shares.

The total number of shares currently available for grant under the Stock Incentive Plan is 150,178.

If you would like more information about the Stock Incentive Plan, a summary of its terms is included as Appendix A to this Proxy Statement.

Any stockholder of the Company may obtain a complete copy of the Stock Incentive Plan upon written request to the Secretary of the Company at the Company's principal executive offices in San Jose, California.

Q: HOW MANY VOTES MUST THE AMENDMENT TO THE STOCK INCENTIVE PLAN HAVE TO PASS?

A: The amendment must receive a yes vote of a majority of the shares, present and entitled to vote on this matter, at the meeting to pass.

If you abstain from voting on the Stock Incentive Plan amendment, it has the same effect as a vote against the plan.

Broker non-votes are shares held by brokers for which no voting instructions are given by the beneficial owner of such shares. These broker non-votes are not entitled to vote on this matter, and will therefore not affect the outcome.

 PROPOSALS TO BE VOTED ON

PROPOSALS TO BE
VOTED ON

1. ELECTION OF DIRECTORS

Nominees for election this year are:

    - Craig A. Fleming

    - Michael L. Kiley

    - Thomas Kinkade

    - Herbert D. Montgomery

    - Norman A. Nason

    - Raymond A. Peterson

    - Kenneth E. Raasch

    - Anthony D. Thomopoulos

    - W. Michael West

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. FLEMING, KILEY, KINKADE, MONTGOMERY, NASON, PETERSON, RAASCH, THOMOPOULOS AND WEST.

Each nominee is presently a director of the Company and has consented to serve a one-year term.

2. AMENDMENT TO THE STOCK INCENTIVE PLAN

The board has approved and recommends that the stockholders adopt an amendment to the Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 1,150,000 to 2,800,000 shares. The board believes that stockholder approval of the amendment will allow the purposes of the Stock Incentive Plan to be met by enabling the Company to continue to attract and retain highly qualified individuals capable of implementing the Company's long-term strategic goals and objectives. The board also believes that approval of the amendment will provide the Company with the means to motivate high levels of performance by key employees in order to increase stockholder value.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF AN AMENDMENT TO THE STOCK INCENTIVE PLAN TO INCREASE THE SHARES RESERVED FOR ISSUANCE FROM 1,150,000 TO 2,800,000.

3. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee has selected PricewaterhouseCoopers LLP as the Company's independent public accountants for the current fiscal year. They have served as accountants for the Company since 1991. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

4. OTHER BUSINESS

The board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or for any adjournment or postponement of the meeting, Messrs. Guster and Morris will vote, or otherwise act, on your behalf in accordance with their judgment on such matters.

                             THE BOARD OF DIRECTORS

    The Board of Directors of the Company currently has nine (9) members, all of which are nominees for re-election this year.

                                                                                          DIRECTOR
NAME                               AGE               POSITION WITH THE COMPANY              SINCE
Kenneth E. Raasch                   40      Chairman of the Board of Directors and          1990
                                              Independent Consultant
Thomas Kinkade                      42      Member of the Board of Directors and Art        1990
                                              Director
Norman A. Nason                     59      Member of the Board of Directors                1993
Michael L. Kiley                    55      Member of the Board of Directors and            1997
                                              Independent Consultant
W. Michael West                     50      Member of the Board of Directors                1998
Raymond A. Peterson                 54      Vice Chairman of the Board of Directors         1999
Craig A. Fleming                    45      Member of the Board of Directors and            1999
                                              President and Chief Executive Officer
Herbert D. Montgomery               57      Member of the Board of Directors                2000
Anthony D. Thomopoulos              62      Member of the Board of Directors                2000

    KENNETH E. RAASCH co-founded Media Arts, through a preceding company in 1990 and has been the Chairman of the Board of Directors since its inception. In addition, he was President and Chief Executive Officer of the Company from March 1990 to May 1997 and Chief Executive Officer from May 1997 until October 1997. Mr. Raasch has been an independent consultant to the Company since May 1999. Currently, Mr. Raasch is the Chairman of the Board of Directors of OnVANTAGE, Inc. Prior to joining Media Arts, Mr. Raasch was the President and majority shareholder of First Med Corp., Inc., a medical billing and management company, from August 1988 until January 1990 when it was sold to Medaphis Corp., a public company.

    THOMAS KINKADE co-founded Media Arts through a preceding company in 1990 and has been the Art Director and a member of the Board of Directors since its inception. Mr. Kinkade has provided artwork to the Company for its productions since the Company's inception. In addition, Mr. Kinkade's role includes providing strategic vision for the Thomas Kinkade brand, assisting in product development and communicating the Company's brand message through public appearances and books. Prior to March 1990, Mr. Kinkade was a self-employed artist.

    NORMAN A. NASON has been a member of the Board of Directors of the Company since April 1993. Mr. Nason is President of Saratoga Commercial Real Estate Brokerage Corporation and Saratoga Management Corporation, companies that he founded in 1976.

    MICHAEL L. KILEY has been a member of the Board of Directors of the Company since January 1997. He was Vice Chairman of the board from June 1997 to January 1999. Mr. Kiley has been an independent consultant to the Company since April 1997. In 1978, he founded Home Church and has served as Pastor since that time. Prior to founding Home Church, Mr. Kiley co-owned Business Exchange, Inc., a cooperative buying company servicing over 400 business owners.

    W. MICHAEL WEST has been a member of the Board of Directors of the Company since September 1998. Mr. West currently serves as Chairman of the Board of Directors of VINA Technologies. In addition, he serves on the Boards of Directors of several private companies and on advisory boards of three non-profit organizations. From September 1997 to January 1998, he served as Executive Vice President of Lucent Technologies following its acquisition of Octel Communications Corporation. From September 1986 to September 1997, he served at Octel Communications Corporation as Vice Chairman of the Board of Directors and President and Chief Operating Officer from 1995 to 1998 and Executive Vice President, Worldwide Sales and Marketing from 1986 to 1995. Prior to 1986 Mr. West served as an executive in the Rolm Corporation and his last position held was General Manager of the National Sales Division.

    RAYMOND A. PETERSON has been the Vice Chairman of the Board of Directors since January 1999. He was interim Corporate Secretary from August 1999 to November 1999 and interim Chief Financial Officer from December 1999 to
March 2000. He was the President and Chief Executive Officer of the Company from June 1998 to July 1999. He was the Senior Vice President and Chief Financial Officer of the Company from May 1993 to May 1998. Mr. Peterson was the Chief Executive Officer of Peterson, Sense & Company, a certified public accounting firm, for the previous 15 years, during which time he provided accounting, tax and financial planning services for the Company. Prior to that, Mr. Peterson was the Corporate Tax Manager for Raychem Corporation, a multi-national manufacturing corporation, and a Senior Tax Accountant with Peat Marwick & Mitchell, currently KPMG.

    CRAIG A. FLEMING has been the President and Chief Executive Officer of the Company since July 1999 and a member of the Board of Directors since August 1999. From June 1998 to July 1999, Mr. Fleming was the President and Chief Executive Officer of Lightpost Publishing, Inc., and President of Thomas Kinkade Stores, Inc., both of which are wholly-owned subsidiaries of the Company. He was President of the Company from May 1997 to October 1997 and the President and Chief Executive Officer from October 1997 to May 1998. He was the Vice President of Sales for the Company from November 1996 to May 1997. Prior to joining the Company, Mr. Fleming held executive positions with Dorling Kindersley, National Motor Club, Fuller Brush, Kirby Company and Melaleuca, Inc.

    HERBERT D. MONTGOMERY has been a member of the Board of Directors of the Company since July 19, 2000. Mr. Montgomery has been the Executive Vice President, Chief Financial Officer and Treasurer of Industry Standard Communications, Inc. since November 1999. Prior thereto, he was the Senior Vice President, Chief Financial Officer and Treasurer of Cotelligent, Inc.
Mr. Montgomery has specialized in high growth, high technology environments, he has taken three companies public and he has served as Chief Financial Officer of technology and services companies over the last 20 years.

    ANTHONY D. THOMOPOULOS has been a member of the Board of Directors of the Company since July 19, 2000. Mr. Thomopoulos is currently Vice Chairman of OnVANTAGE, Inc. Previously Mr. Thomopoulos was the Chief Executive Officer of MTM Entertainment and President of The Family Channel, both subsidiaries of International Family Entertainment, Inc. From 1991 to 1995 he was President of Amblin Television, a division of Amblin Entertainment. In 1989 he founded Thomopoulos Productions, an independent motion picture and television production company. In 1986 he was named Chairman of the Board of Directors of United Artist Pictures. Prior thereto, he spent 12 years at ABC in positions including Vice President of Prime Time Programs and President of ABC Broadcast Group.

                          BOARD AND COMMITTEE MEETINGS

    The board held thirteen (13) meetings in fiscal 2000. Each director attended all board and applicable committee meetings during fiscal 2000. The table below describes the board's committees. The board does not have a nominating committee or a committee serving an equivalent function. The board may establish other committees to facilitate its business objectives.

                                                                  NUMBER OF
NAME OF COMMITTEE AND                                             MEETINGS IN
MEMBERS                       FUNCTIONS OF THE COMMITTEE          FISCAL 2000

AUDIT                  - Reviews the Company's financial               5
W. Michael West        reporting
Norman A. Nason          processes and internal accounting and
                         financial controls
                       - Reviews the reports of the independent
                         public accountants
                       - Approves all professional services
                         performed by the independent
                         public accountants
                       - Recommends the selection of independent
                         public accountants to the board,
                       subject
                         to ratification by the stockholders

COMPENSATION           - Determines the compensation of the            5
Michael L. Kiley       Chief
Norman A. Nason          Executive Officer and other executive
W. Michael West          officers
                       - Reviews and approves:
                           - Compensation philosophy
                           - Programs for annual and long-
                             term executive compensation
                           - Material employee benefit plans
                       - Has authority to grant options and
                       other
                         equity awards under the stock incentive
                         plan and bonus awards under cash-based
                         incentive plans

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2000, no executive officer of the Company served on the board or compensation committee of another company that had an executive officer serve on the Company's board or its compensation committee.

                           COMPENSATION OF DIRECTORS

    We do not pay directors who are also officers of the Company additional compensation for their service as directors. In fiscal 2000, compensation for directors who were not employees of the Company or any of its subsidiaries, also called "non-employee directors," included the following:

       - an annual retainer of $15,000,

       - $2,000 for each board meeting attended,

       - certain expenses of attending board meetings, and

       - an option to purchase 5,000 shares of the Company's common stock.

    Under the Stock Incentive Plan, non-employee directors receive an annual, automatic grant of an option to purchase 5,000 shares of common stock at 85% of the fair market value of the Company's common stock on the date of grant. "Fair market value" is defined in the Stock Incentive Plan as the closing price of the Company's stock on the date the option is granted. In fiscal 2000, the annual, automatic option grant to non-employee directors of 5,000 shares of common stock was made on September 30, 1999, at an exercise price of $3.77 per share.

    Two of the Company's non-employee directors have consulting agreements with the Company. See "Certain Relationships and Related Transactions" on page 22.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The compensation committee (the "Committee") of the Company's board consists of Messrs. Kiley, West and Nason. No member of the Committee during 2000 was an employee of the Company or any of its subsidiaries. The Committee has overall responsibility for the Company's executive compensation policies and practices. The Committee's functions include:

    - determining the compensation of the President and Chief Executive Officer of the Company,

    - upon recommendation of the President and Chief Executive Officer reviewing and approving all executive officers' compensation, including salary and bonuses and

    - granting awards under the Stock Incentive Plan.

    The Committee has provided the following report on the compensation policies of the Company as they apply to its executive officers and its Chairman, the relationship of Company performance to executive compensation and the President and Chief Executive Officer's compensation.

OVERVIEW OF COMPENSATION POLICIES

    The Company's compensation policies are designed to address a number of objectives, including rewarding financial performance and motivating executive officers to achieve significant returns for stockholders. To promote these policies, the Committee implemented a compensation program for fiscal 2000 that was made up of (1) the Executive Management Bonus program, which is an annual cash incentive program and which "pays for performance" and provides bonuses based on the realization of the Company's annual financial goals and (2) the grant of stock options that directly tied management's interests to those of stockholders.

    The Committee believes that executive compensation should be highly leveraged toward the incentive-based programs described above. By placing much of an officer's compensation "at risk" in this manner, the Company's compensation program focuses management's efforts on improving financial performance and effectively integrates executive compensation with the Company's annual and long-term strategic objectives.

    When establishing salaries, bonus levels and stock-based awards for executive officers, the Committee considers the individual's role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions of comparable companies, based on periodic reviews of competitive data obtained from independent consultants. However, the Committee also makes discretionary and subjective determinations of appropriate compensation amounts to reflect, for example, the Company's philosophy of compensating executives for the success they achieve in managing specific enterprises.

    In the case of the compensation of executive officers other than the President and Chief Executive Officer, the Committee places considerable weight upon the recommendations of the President and Chief Executive Officer.

    THE IMPORTANCE OF OWNERSHIP--A fundamental tenet of the Company's compensation policy is that significant equity participation creates a vital long-term partnership between management and other stockholders. Through the Stock Purchase Plan and the Stock Incentive Plan, the benefits of equity ownership are extended to executive officers and employees of the Company and its subsidiaries. As of July 10, 2000, the directors and executive officers of the Company owned an aggregate of 6,815,367 shares and had the right to acquire an additional 1,056,303 shares upon the exercise of employee stock options, exercisable on or before July 10, 2000.

FISCAL 2000 EXECUTIVE OFFICER COMPENSATION PROGRAM

    The components of the executive compensation program are described below:

    BASE SALARY--The Company believes that base salary is frequently a significant factor in attracting, motivating and retaining skilled executive officers. Accordingly, the Committee reviews base salaries of executive officers annually and generally sets the base salary of its executive officers at or near the average of the levels paid by companies with comparable revenues either engaged in the home decor/accessories industry or located in the Silicon Valley. In addition, the Committee evaluates the specific job functions and past performance of individual officers.

    EXECUTIVE MANAGEMENT BONUS PROGRAM--The Committee administers the discretionary Executive Management Bonus Program which is a pay-for-performance program under which cash bonus awards are paid based upon (1) achievement of the Company's earnings per share and revenues at or above fixed targets and (2) a percentage of each executive officer's personal base salary, with the percentage varying based on the executive's level of responsibility and management tier classification. In addition, participants are not eligible to receive bonus pay-outs unless they are employees of the Company on the day the bonus is actually paid to all eligible employees.

    The Committee sets target bonuses at the beginning of each year based upon the recommendation of the President and Chief Executive Officer.

    MANAGEMENT DEFERRED COMPENSATION--The Company has a nonqualified deferred compensation plan which allows eligible employees and directors to annually elect to defer a portion of their compensation within the meanings of the related provisions under the Employee Retirement Income Security Act of 1974, as amended. The deferred compensation together with accumulated earnings is distributable in cash in specified future periods, on termination of employment, or at any time subject to penalty. At March 31, 2000 the deferred compensation and accumulated earnings totaled $3,011,000. The deferred compensation plan is fully funded under a trust agreement whereby the Company pays to the trust amounts necessary to pay premiums on life insurance policies carried to meet the obligations under the plan. In fiscal 1999, no employer contributions were made.

    STOCK OPTION GRANTS--In fiscal 2000, the Committee granted an aggregate of 670,000 stock options under the Stock Incentive Plan to the Company's executive officers. The Committee determined the number of options granted to executive officers primarily by evaluating each officer's (1) respective job responsibilities, (2) past performance, (3) expected future contributions and
(4) management tier classification. The Committee believes that these stock option grants will more closely align the long-term interests of senior management with those of stockholders and assist in the retention of key executives.

    CHIEF EXECUTIVE OFFICER'S COMPENSATION--Craig A. Fleming

    As of July 10, 2000, the Company's President and Chief Executive Officer, Craig A. Fleming, receives a base salary of $392,000. There is no employment agreement effective between the Company and Mr. Fleming as of July 10, 2000. The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the President and Chief Executive Officer.

    Mr. Fleming earned a cash bonus of $183,619 under the Executive Management Bonus Program during fiscal 2000. Mr. Fleming's bonus was based on the Company achieving certain earnings per share and revenue targets and a percentage of his base salary.

    In fiscal 2000, the Committee granted an aggregate of 275,000 stock options to Mr. Fleming under the Stock Incentive Plan which will vest over three
(3) years. The Committee determined the size of the award by evaluating
Mr. Fleming's job responsibilities, past performance and expected future contributions.

    CHIEF EXECUTIVE OFFICER UNTIL JULY 1999--Raymond A. Peterson

    During the period that Mr. Peterson was the President and Chief Executive Officer in fiscal 2000, his compensation was based on an employment agreement that was entered into between the Company and Mr. Peterson, effective as of November 19, 1998. The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for Mr. Peterson. Under the terms of his employment agreement, Mr. Peterson received a base salary of $230,000. Mr. Peterson earned a cash bonus of $140,774 under the Executive Management Bonus Program during fiscal 2000. Mr. Peterson's bonus was based on the Company achieving certain earnings per share and revenue targets and a percentage of his base salary. No options were awarded to Mr. Peterson in fiscal 2000.

    COMPENSATION OF CHAIRMAN--Kenneth E. Raasch

    As of May 27, 1999 Mr. Raasch is no longer an employee of the Company, instead he is an independent contractor providing services to the Company, as requested by the Chief Executive Officer. However, he remains the Chairman of the Board of Directors. No options were awarded to Mr. Raasch in fiscal 2000. See "Employment, Severance and Change of Control Arrangements" on page 21 and "Certain Relationships and Related Transactions" on page 22.

    TAX LAW LIMITS ON EXECUTIVE COMPENSATION AND POLICY ON DEDUCTIBILITY OF COMPENSATION--Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that a company may not take a tax deduction for that portion of the annual compensation paid to an executive officer in excess of $1 million, unless certain exemption requirements are met. The Stock Incentive Plan was designed to meet the exemption requirements of Section 162(m). The Committee has determined at this time not to seek to qualify the Company's remaining executive officer compensation programs under Section 162(m).

    CONCLUSION--All aspects of the Company's executive compensation program are subject to change at the discretion of the Committee. The Committee will monitor the Company's executive compensation program on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with the Company's annual and long-term strategic objectives.

                     Members of the Compensation Committee

                           Michael L. Kiley, Chairman
                                Norman A. Nason
                                W. Michael West

                               EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Company's executive officers as of July 10, 2000.

NAME                       AGE                               POSITION
Craig A. Fleming             45      President and Chief Executive Officer of Media Arts
Timothy S. Guster            42      Senior Vice President, General Counsel, Chief
                                       Administration Officer and Corporate Secretary of
                                       Media Arts
William C. Morris, Jr.       52      Executive Vice President and Chief Financial Officer of
                                       Media Arts
Richard F. Barnett           46      Senior Vice President of Retail Development of MAGI
                                       Sales, Inc.
Michael J. Catelani          33      Vice President of Finance of Media Arts
J. Edward Hollender          59      Executive Vice President and Chief Operating Officer of
                                       Media Arts
John R. Lackner              60      Senior Vice President and Chief Operations Officer of
                                       Lightpost Publishing, Inc.

    CRAIG A. FLEMING has been the President and Chief Executive Officer of the Company since July 1999 and a member of the Board of Directors since August 1999. From June 1998 to July 1999, Mr. Fleming was the President and Chief Executive Officer of Lightpost Publishing, Inc., and President of Thomas Kinkade Stores, Inc., both of which are wholly-owned subsidiaries of the Company. He was President of the Company from May 1997 to October 1997 and the President and Chief Executive Officer from October 1997 to May 1998. He was the Vice President of Sales for the Company from November 1996 to May 1997. Prior to joining the Company, Mr. Fleming held executive positions with Dorling Kindersley, National Motor Club, Fuller Brush, Kirby Company and Melaleuca, Inc.

    TIMOTHY S. GUSTER has been the Senior Vice President, General Counsel, Chief Administration Officer and Corporate Secretary of the Company since November 1999. From July 1989 to November 1999, Mr. Guster was Vice President and General Counsel for the Scott Fetzer Company, a wholly-owned subsidiary of Berkshire Hathaway Inc. Prior thereto, he was an associate attorney with Roetzel & Andress in Akron, Ohio where he specialized in trial and appellate work.

    WILLIAM C. MORRIS, JR. has been the Executive Vice President and Chief Financial Officer of the Company since June 2000. He was the Senior Vice President and Chief Financial Officer of the Company from March 2000 to
June 2000. Prior to joining the Company, Mr. Morris served as the Senior Managing Director of Matrix Capital Markets Group, an investment banking firm. Previously, Mr. Morris served as the President and Chief Executive Officer of Essex Computers, a technology solutions company. Prior thereto, he held senior level management positions at Kidder Peabody and Shearson Lehman Brothers.

    RICHARD F. BARNETT has been the Senior Vice President of Retail Development for MAGI Sales, Inc., a wholly-owned subsidiary of the Company, since
February 2000. He was the Vice President of Retail Development for MAGI
Sales, Inc. from June 1998 to February 2000. Mr. Barnett was the Vice President of Retail Development of the Company from October 1995 to May 1998. Prior thereto, Mr. Barnett operated seven independently owned Thomas Kinkade Galleries in California. He previously held various management positions over a 20 year period with the Kirby Company.

    MICHAEL J. CATELANI has been the Vice President of Finance of the Company since August 1999 as well as the Principal Accounting Officer since
October 1999. In addition, he served as the Principal Financial Officer from October 1999 to December 1999. He was Corporate Controller of the Company from June 1999 to August 1999 and he was the Controller of Lightpost
Publishing, Inc. from May 1998 to

June 1999. Prior to joining the Company, Mr. Catelani held various management positions in finance and operations at Air Toxics Ltd., an environmental laboratory, and Alldata Corporation, an automotive repair information database developer. Prior thereto, he was a Senior Auditor with Ernst & Young LLP.

    J. EDWARD HOLLENDER has been the Executive Vice President and Chief Operating Officer of the Company since June 2000. He was the Senior Vice President and Chief Information Officer/E-Business Officer of the Company from November 1999 to June 2000. Prior to joining Media Arts, Mr. Hollender was a private consultant specializing in e-business, technology and direct marketing strategy. He has held the position of Vice President and Chief Information Officer for The Franklin Mint, The Bradford Exchange, Metromail (now part of Experian), an international direct marketing service business, and the Signature Group, a direct marketing financial services business.

    JOHN R. LACKNER has been the Senior Vice President and Chief Operations Officer of Lightpost Publishing, Inc. since June 2000. He was the Senior Vice President and Chief Operating Officer of Lightpost Publishing, Inc. from
June 1998 to June 2000. He was the Senior Vice President and Chief Operating Officer of the Company from October 1997 to May 1998. Prior to joining the Company, Mr. Lackner was employed for over 25 years with the Kirby Company, an established manufacturer and retailer of quality vacuum cleaners. His most recent position with the Kirby Company was as Senior Vice President of Research, Product Development and Technology, which position he had held since 1990.
Mr. Lackner also served as a Vice President in manufacturing and production for the Kirby Company from 1981 to 1990.

    RAYMOND A. PETERSON has been the Vice Chairman of the Board of Directors since January 1999. He was interim Corporate Secretary from August 1999 to November 1999 and interim Chief Financial Officer from December 1999 to
March 2000. He was the President and Chief Executive Officer of the Company from June 1998 to July 1999. He was the Senior Vice President and Chief Financial Officer of the Company from May 1993 to May 1998. Mr. Peterson was the Chief Executive Officer of Peterson, Sense & Company, a certified public accounting firm, for the previous 15 years, during which time he provided accounting, tax and financial planning services for the Company. Prior to that, Mr. Peterson was the Corporate Tax Manager for Raychem Corporation, a multi-national manufacturing corporation, and a Senior Tax Accountant with Peat Marwick & Mitchell, currently KPMG.

    JAMES F. LANDRUM, JR. was the Senior Vice President, General Counsel and Corporate Secretary of the Company from March 1998 to July 1999. He was Vice President, General Counsel and Corporate Secretary of the Company from April 1997 to March 1998. From February 1995 to April 1997 he was the General Counsel of the Company. He was self employed as an attorney and business consultant for two years prior to joining the Company.

    GREG H. L. NASH was the Senior Vice President and Chief Financial Officer of the Company from July 1998 to September 1999. He was the Chief Financial Officer of the Company from June 1998 to July 1998. He held the position of Vice President and Corporate Controller of the Company from April 1998 to May 1998. He was the Corporate Controller of the Company from May 1995 to April 1998 and he was also the Principal Accounting Officer from November 1997 to September 1999. From August 1988 until April 1995 he was employed by PricewaterhouseCoopers LLP, most recently as an Audit and Business Services Manager. Prior thereto, he held various management positions with companies in the investment and retail industries.

    BRIAN P. MAHONEY was the Senior Vice President of Sales for MAGI
Sales, Inc. from June 1998 until March 2000. He was Senior Vice President of Sales of the Company from April 1998 to May 1998. He was Vice President of Sales for the Company from July 1997 to April 1998. Prior to joining the Company, from August 1994 to July 1997, Mr. Mahoney was the Vice President of Sales for Natural World, a direct sales company. From July 1992 to August 1994 he was a Region Vice President for Melaleuca, Inc., a direct sales company. For the 13 years prior to that, he was an independent contractor for the Kirby Company, serving as a sales person, Assistant Divisional Supervisor and Factory Distributor.

    There are no family relationships among the officers and directors of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below shows, for the last three fiscal years, compensation information for the Company's Chief Executive Officer, the next four most highly compensated executive officers and individuals for whom disclosure would have been required but for the fact that they were not executive officers. We refer to all of these individuals as the "Named Officers." In June 1998, Raymond A. Peterson replaced Craig A. Fleming as President and Chief Executive Officer of the Company and Mr. Fleming was appointed President and Chief Executive Officer of Lightpost Publishing, Inc. and President of Thomas Kinkade Stores, Inc., both wholly owned subsidiaries of the Company. In July 1999, Craig A. Fleming replaced Raymond A. Peterson and resumed his role as President and Chief Executive Officer of the Company.

                                                                                                       LONG-TERM
                                                        ANNUAL COMPENSATION                       COMPENSATION AWARDS
                                           ----------------------------------------------      -------------------------
                                                                             OTHER ANNUAL      SECURITIES    ALL OTHER
                                 FISCAL                                      COMPENSATION      UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)      BONUS ($)(1)         ($)(2)         OPTIONS(#)      ($)(3)
---------------------------     --------   ----------      ------------      ------------      ----------   ------------
Craig A. Fleming .............    2000        275,000         183,619            24,158         275,000         2,039
  President & Chief Executive     1999        259,000         326,436            21,429          55,000           146
  Officer                         1998        214,583         364,532(4)         61,189(5)       75,000            --

Raymond A. Peterson ..........    2000        460,000(6)      140,774            26,367              --         3,750
  Vice Chairman                   1999        220,737         276,925            14,563          30,000           550
                                  1998        150,000         246,442            12,563          25,000           270

Richard F. Barnett ...........    2000        147,625       2,101,323(7)         10,529              --           883
  Senior Vice President of        1999        207,000       1,921,422(7)         11,533              --           501
  Retail Development of MAGI      1998        207,000         585,196(7)          9,473              --         1,782
  Sales, Inc.

Thomas Kinkade ...............    2000        472,300(8)           --            20,267              --            --
  Art Director                    1999        372,300(8)      100,000            21,870              --            --
                                  1998        372,300(8)           --            25,868         600,000            --

John R. Lackner (9) ..........    2000        175,000         107,111            12,576          75,000            --
  Senior Vice President and       1999        175,000          55,345            48,123          30,000            --
  Chief Operations Officer of     1998         67,875          25,000             4,615          41,000            --
  Lightpost Publishing, Inc.

Brian P. Mahoney (10) ........    2000        206,667         137,714            14,206          37,500         1,962
  Senior Vice President of        1999        169,999         366,533(11)        14,187          30,000         1,110
  Sales and Marketing of MAGI     1998        127,500         232,693(11)        42,090(12)      25,000            --
  Sales, Inc.

------------------------

 (1) Includes deferred income for Messrs. Fleming, Barnett and Mahoney for 2000, in the amounts of $106,000, $1,575,992 and $60,034, respectively and for 1999, in the amounts of $34,000; $518,206 and $0, respectively.

 (2) Includes Profit Sharing Plan payments to Messrs. Fleming, Peterson, Barnett, Kinkade, Lackner and Mahoney for 2000, in the amounts of $11,070, $22,340, $5,779, $18,533, $6,576 and $8,206, respectively; for 1999, in the amounts of $10,578, $12,055, $7,033, $19,692, $42,123 and $8,187,
     respectively; and for 1998, in the amounts of $12,559, $9,423, $4,711, $22,512, $4,615 and $7,590, respectively.

 (3) Consists of Company matching of 401(k) Plan contributions.

 (4) Includes commission payments to Mr. Fleming in the amount of $24,421.

 (5) Includes the cost to the Company of certain benefits provided to Mr. Fleming during 1998, aggregating $38,630, including relocation and living allowance incurred during the year.

 (6) Includes a severance payment of $230,000. See "Employment, Severance and Change of Control Arrangements" on page 21.

 (7) In 2000, 1999 and 1998, Mr. Barnett received commissions in the amounts of $2,101,323, $1,921,422 and $585,196, respectively, (based upon sales to
     Thomas Kinkade Signature Galleries-TM-) under his employment agreement. See "Employment, Severance and Change-of-Control Arrangements" on page 21.

 (8) Includes $300,000 for payment for delivery of original paintings for reproduction by the Company, but does not include $9,792,976, $10,147,488 and $5,047,441 earned by Thomas Kinkade in 2000, 1999 and 1998, respectively, under certain licensing royalty and other arrangements with the Company. See "Certain Relationships and Related Transactions" on page 22.

 (9) Mr. Lackner joined the Company in October 1997.

 (10) Mr. Mahoney resigned from the Company in March 2000.

 (11) Includes commission payments to Mr. Mahoney in 1999 and 1998 in the amounts of $366,533 and $232,693, respectively.

 (12) Includes the cost to the Company of certain benefits provided to Mr. Mahoney during 1998, aggregating $34,500, including a living allowance of $12,000, a signing bonus of $10,000, an art bonus of $10,000 and an automobile allowance of $2,500.

                                 OPTION GRANTS

    The table below shows stock option grants to the Named Officers during the 2000 fiscal year.

                                                                                     POTENTIAL
                                                                                     REALIZABLE
                                                                                      VALUE AT
                                                                                      ASSUMED
                           NUMBER OF    % OF TOTAL                                ANNUAL RATES OF
                          SECURITIES      OPTIONS                                   STOCK PRICE
                          UNDERLYING    GRANTED TO                                APPRECIATION FOR
                            OPTIONS      EMPLOYEES    EXERCISE                     OPTION TERM(3)
                            GRANTED      IN FISCAL      PRICE     EXPIRATION   ----------------------
NAME                        (#)(1)         YEAR       ($/SH)(2)      DATE       5%($)         10%($)
----                      -----------   -----------   ---------   ----------   --------      --------
Craig A. Fleming........     25,000          2.2         4.63        7/1/09     72,795       184,476
                            125,000         11.2         4.44        8/5/09    349,037       884,527
                            125,000         11.2         4.69        2/4/10    368,689       934,332

Raymond A. Peterson.....         --           --           --            --         --            --

Richard F. Barnett......         --           --           --            --         --            --

Thomas Kinkade..........         --           --           --            --         --            --

John R. Lackner.........     25,000          2.2         4.44        8/5/09     69,807       176,905
                             50,000          4.5         4.69        2/4/10    147,476       373,733

Brian P. Mahoney........     12,500          1.1         4.63        7/1/09     36,397        92,238
                             25,000          2.2         4.44        8/5/09     69,807       176,905

------------------------

(1) These options become exercisable in equal annual installments over a three-year period. In the event of a change of control, the options listed above may become immediately exercisable.

(2) All options were granted at no less than fair market value on the date of grant.

(3) We are required by the SEC to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent the Company's estimate or projection of the future common stock price. If the Company's common stock does not appreciate, the Named Officers will receive no benefit from the options.

                               OPTIONS EXERCISED

    This table shows stock option exercises during fiscal year 2000 and the value of unexercised stock options held by the Named Officers on March 31, 2000.

             AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES

                                                    NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                        SHARES                         OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                       ACQUIRED                       MARCH 31, 2000(1)               MARCH 31, 2000(2)
                          ON         VALUE      -----------------------------   -----------------------------
                       EXERCISE     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
NAME                      (#)        ($)(3)      (#)(4)(5)       (#)(5)(6)         ($)(4)          ($)(6)
---------------------  ---------   ----------   ------------   --------------   ------------   --------------
Craig A. Fleming.....       --             --      90,450         339,550           244,928         776,322
Raymond A. Peterson..   70,725        105,919      26,950          28,050            35,678          17,573
Richard F. Barnett...       --             --          --              --                --              --
Thomas Kinkade.......       --             --     600,000              --                --              --
John R. Lackner......       --             --      37,670         108,330             6,332         192,369
Brian P. Mahoney.....       --             --      18,950          65,550            26,863         123,820

------------------------

(1) Company stock options vest either at the rate of one-third or one-fifth on the first anniversary of the date of grant and one-third or one-fifth per year, as applicable, thereafter. These options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of $7.13 of the Company's common stock, as reported on the New York Stock Exchange, on March 31, 2000 and is net of the exercise price of such options. The amounts in this column may not represent amounts actually realized by the Named Officers.

(3) The value realized on stock option exercises represents the difference between the grant price of the options exercised and the market price of the underlying shares of common stock as of the date of exercise multiplied by the number of options exercised. The amounts in this column may not represent amounts actually realized by the Named Officers.

(4) Represents shares which are immediately exercisable and/or vested.

(5) Includes unexercised out-of-the-money options.

(6) Represents shares which are not vested and not immediately exercisable.

                           TEN-YEAR OPTION REPRICING

                                  SECURITIES
                                  UNDERLYING                                                         LENGTH OF
                                  NUMBER OF      MARKET PRICE OF    EXERCISE PRICE                ORIGINAL OPTION
                                  OPTIONS/SARS   STOCK AT TIME OF   AT TIME OF         NEW       TERM REMAINING AT
                                  REPRICED OR    REPRICING OR       REPRICING OR     EXERCISE    DATE OF REPRICING
NAME                    DATE      AMENDED (#)    AMENDMENT ($)      AMENDMENT ($)    PRICE ($)     OR AMENDMENT
Craig A. Fleming       9/17/98       30,000           12.00             20.75          12.00     9 years 9 months

Raymond A. Peterson    9/17/98       30,000           12.00             20.75          12.00     9 years 9 months

John R. Lackner        9/17/98       30,000           12.00             20.75          12.00     9 years 9 months

Brian P. Mahoney       9/17/98       17,500           12.00             19.19          12.00     9 years 10 months

            EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    The Company has entered into employment agreements with the following executive officers.

    The Company entered into a Separation and Consulting Agreement with Kenneth
E. Raasch, effective as of May 27, 1999, whereby Mr. Raasch is no longer an employee of the Company. Instead he is an independent contractor who will provide consulting services to the Company. Nevertheless, Mr. Raasch will continue to serve in his capacity as a director as Chairman of the Board of Directors. The agreement, which terminates on December 31, 2000, provides for a monthly fee of $110,000 and the reimbursement of certain expenses. Previously, Mr. Raasch had entered into a five-year employment agreement with the Company in January 1994, to serve as Chairman, President and Chief Executive Officer of the Company. In May 1997, Mr. Raasch relinquished the position of President and became Chairman and Chief Executive Officer of the Company; in October 1997,
Mr. Raasch also relinquished the position of Chief Executive Officer. The Separation and Consulting Agreement provides that Mr. Raasch will enter into a Stock Sale Agreement which provides that the Company has certain rights of first refusal relating to the sale of his shares. See "Certain Relationships and Related Transactions" on page 22.

    Mr. Peterson's employment agreement was amended in July 1999 to accelerate the termination date to December 31, 1999. The term of the original employment agreement was for a period of three (3) years ending November 19, 2001. Provided that Mr. Peterson fulfilled his responsibilities under the amended employment agreement, he would receive one year's base salary ($230,000) in a lump sum on January 15, 2000. In addition, Mr. Peterson entered into a consulting agreement with the Company for a period of six (6) months after the termination of the amended employment agreement for a monthly fee of $38,300 and the reimbursement of certain expenses. He was previously engaged by the Company as its Chief Financial Officer at an annual base salary of $100,000 ($150,000 effective January 1, 1997 and increased to $180,000 as of April 6, 1998). Effective June 1, 1998, Raymond A. Peterson replaced Craig A. Fleming as President and Chief Executive Officer of the Company. In July 1999 Craig A. Fleming replaced
Mr. Peterson and resumed his role as President and Chief Executive Officer of the Company.

    Mr. Fleming, President and Chief Executive Officer of the Company (previously President and Chief Executive Officer of Lightpost Publishing, Inc. and President of Thomas Kinkade Stores, Inc.) entered into a three-year employment agreement with the Company effective as of May 8, 1997 that supersedes a prior employment agreement. The agreement provides for an annual base salary of $225,000 ($300,000 effective August 1, 1999 and increased to $392,000 as of April 1, 2000), the opportunity to participate in any bonus plan adopted for the benefit of senior executives, a monthly living allowance through December 1997, a $10,000 art allowance, a relocation expense payment and a twelve-month living allowance, in addition to other benefits. The Company also granted to Mr. Fleming under the agreement an option to purchase

50,000 shares of the Company's common stock at fair market value on the date of formal board approval of such options; an option to purchase 25,000 shares of the Company's common stock at fair market value on July 1,1998; and an option to purchase 25,000 shares of the Company's common stock at fair market value on July 1, 1999.

    Mr. Barnett, Senior Vice President of Retail Development of MAGI
Sales, Inc. entered into a three year employment agreement effective as of April 1, 1996. The agreement provides for four options of three years each to extend the term of the employment agreement. Mr. Barnett developed the branded Thomas Kinkade Signature Gallery-TM- retail concept as an independent entrepreneur, and the Company purchased his galleries in Carmel and Monterey, California in March 1996. See "Certain Relationships and Related Party Transactions" on page 24. The Company employed Mr. Barnett to develop the independently owned Thomas Kinkade Signature Gallery-TM- retail concept nationally. The agreement provides for an annual base salary of $228,000 during the initial term of the employment agreement and an annual base salary of $132,000 during any renewal term. The agreement provides for, among other benefits, a commission plan which pays Mr. Barnett a commission based on the Company's sales to Thomas Kinkade Signature Galleries-TM- as well as the annual growth in such sales.

    Mr. Lackner, Senior Vice President and Chief Operations Officer of Lightpost Publishing, Inc. entered into a five year employment agreement effective October 10, 1997. The agreement provides for an annual base salary of $175,000, the opportunity to participate in any bonus plan adopted for the benefit of senior executives, a $5,000 art allowance, a relocation expense payment and a four month living allowance, in addition to other benefits. The Company also granted to Mr. Lackner under the agreement an option to purchase 15,000 shares of the Company's common stock at fair market value on the effective date of the agreement and an option to purchase 18,000 shares of the Company's common stock at fair market value on October 29, 1997.

    The employment agreements of Messrs. Peterson, Fleming, Barnett and Lackner each provide for the officer to receive all salary and bonus payments that would have been payable to him for the remaining term of the agreement after a "Change in Control" which provides "Good Reason" for the officer to terminate his employment. "Good Reason" is defined to include, among other things, the assignment to the officer of duties inconsistent with his senior executive status, a reduction in his base salary, a relocation of the officer or the Company's principal office and the termination of any compensation or other employee benefits plans in which he was eligible to participate.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    LICENSE AGREEMENT WITH THOMAS KINKADE. Effective December 3, 1997, the Company entered into a new license agreement with Thomas Kinkade, a director, employee and principal stockholder of the Company. The new license agreement supersedes a previous license agreement under which Mr. Kinkade received a flat fee of $18,750 per painting delivered to the Company for reproduction, a royalty agreement under which the Company paid Mr. Kinkade a royalty of 5.0% of net sales of Company-owned stores using his name and certain other arrangements. Under the new license agreement, Mr. Kinkade receives a flat fee of $25,000 per painting delivered to the Company for reproduction and he is paid a royalty of 4.5% of the net sales of Thomas Kinkade branded artwork and products through May 8, 2000 and 5.0% of the net sales of Thomas Kinkade branded artwork and products thereafter. Mr. Kinkade is also employed by the Company as Art Director.
Mr. Kinkade and Mr. Raasch have an understanding whereby Mr. Kinkade will, through May 8, 2000, pay to Mr. Raasch 45.5% of royalty payments payable to Mr. Kinkade by the Company from the sale of studio proofs. In the past
Mr. Kinkade paid Mr. Raasch 50% of the royalty payments payable to Mr. Kinkade by the Company from the sale of studio proofs. In fiscal 2000, Mr. Kinkade and Mr. Raasch shared approximately $3,212,000 in royalty payments from the sale of studio proofs.

    Under the new license agreement Thomas Kinkade granted the Company perpetual and exclusive rights to each image produced by Mr. Kinkade under the new license agreement, as well as to the library of over 170 existing Thomas Kinkade images, subject to certain exceptions. In particular, the Company has the exclusive right to produce, sell, distribute and promote reproductions of Mr. Kinkade's artwork in any form and the right to use the name and likeness of the artist in promoting the sale of its products and development of any brand name associated with Mr. Kinkade. The new license agreement requires Mr. Kinkade to deliver 150 paintings to the Company during the period commencing December 3, 1997 and ending 15 years thereafter, with at least 10 paintings to be delivered during each of the first five years. Mr. Kinkade has the right to approve the Company's products based upon his artwork, as well as promotional materials, business plans and strategic relationships relating to such products or the use of his name or likeness. Mr. Kinkade retains ownership of the original paintings he produces.

    The new license agreement permits Mr. Kinkade to reproduce up to two pieces annually to raise money for the City of Placerville, California. Mr. Kinkade also retained the right to use his name, likeness and certain artwork in association with non-profit organizations. In addition, Mr. Kinkade retained the right to use his name in connection with for-profit ventures with the Company's prior consent, provided that he first offers the opportunity to the Company.
Mr. Kinkade is otherwise subject to a non-compete agreement with the Company under the new license agreement.

    The new license agreement is terminable by either party after failure by the other party for 90 days to cure a material breach of the agreement. In addition, Mr. Kinkade may terminate the new license agreement in the event of the Company's insolvency or upon a change of control of the Company. A change in control is defined to occur on the date when any person or group (as defined in Rule 13(d)(3) under the Securities Exchange Act of 1934) beneficially owns (as defined in such Rule) a number of shares of common stock of the Company in excess of the number of shares then beneficially owned by Mr. Kinkade. The computation excludes stockholders as of December 3, 1997, to the extent of their beneficial holdings of Common Stock as of such date. The right of termination may not be invoked by Mr. Kinkade if it is triggered as a result of Mr. Kinkade's transfer of shares. After December 3, 2012, the perpetual nature of the new license agreement may be terminated by Mr. Kinkade if the Company engages in any material business enterprises unrelated to his work or brand name to which he objects. Upon any termination of the new license agreement by Mr. Kinkade, the Company would be prohibited from selling any products based upon Mr. Kinkade's artwork, other than the Company's then existing product inventory.

    In addition, pursuant to the new license agreement, the Company and Thomas Kinkade entered into a stock option agreement as of December 3, 1997, wherein the Company granted to Mr. Kinkade a fifteen-year non-statutory option to purchase 600,000 shares of common stock of the Company at $12.375, the closing price on the date of grant.

    SEPARATION AND CONSULTING AGREEMENT. The Company entered into a Separation and Consulting Agreement with Kenneth E. Raasch as of May 27, 1999. Under the agreement, Mr. Raasch is no longer an employee of the Company. Instead, he is an independent contractor who will provide consulting services to the Company, as requested by the President and Chief Executive Officer, for a monthly fee of $110,000 and the reimbursement of certain expenses. Upon a majority vote of the board, the agreement is terminable by the Company for good cause, with sixty (60) days prior written notice to Mr. Raasch. Good cause is defined to mean Mr. Raasch's failure to substantially perform his duties after a written demand for substantial performance has been made by the board or if he willfully engages in conduct which is demonstrably or materially injurious to the Company. However, Mr. Raasch's termination as a consultant will not be final until the parties have arbitrated the issues. In addition, Mr. Raasch is subject to a non-compete clause with the Company under the agreement, although he will be reasonably permitted by the Company to conduct business in areas identified by the parties under confidentiality or nondisclosure agreements.

    In addition, under a separate but related Stock Sale Agreement dated as of May 27, 1999, Mr. Raasch, Mrs. Raasch and the Raasch Family Trust gave a right of first refusal to the Company with respect to the purchase or other transfer of shares of the Company's common stock they hold. Under this agreement, as long as Mr. Raasch remains a ten percent or more stockholder, he will continue to have access to certain financial information about the Company beyond that normally given to stockholders. Both the Separation and Consulting Agreement and the Stock Sale Agreement terminate on December 31, 2000.

    OWNERSHIP AND SALE OF THOMAS KINKADE GALLERY, VALLEY FAIR. On June 30, 1995, the Company purchased the Thomas Kinkade Gallery, Valley Fair from
Linda L. Raasch, spouse of Kenneth E. Raasch, who was President, Chairman and Chief Executive Officer of the Company at the time, for an aggregate purchase price of approximately $1,500,000, of which $1,200,000 was paid in the form of an 8.0% subordinated convertible promissory note due October 10, 2002. The note is convertible into common stock of the Company at a price of $7.25 per share. The entire principal amount of the note is due at maturity, unless converted prior to maturity. Prior to the consummation of the sale transaction, an independent appraisal of the gallery was performed and the terms of the purchase were approved by a special committee of the board.

    OWNERSHIP AND SALE OF THOMAS KINKADE GALLERIES, MONTEREY AND CARMEL, CALIFORNIA. Effective March 31, 1996, the Company acquired six galleries ("the Monterey Galleries") located in Monterey and Carmel, California from Richard F. Barnett, an independent art dealer of Thomas Kinkade artwork. Consideration for this acquisition consisted of 444,483 shares of the Company's Common Stock. Upon the purchase and sale of the Monterey Galleries, Mr. Barnett entered into an employment agreement with the Company. See "Employment, Severance and Change of Control Agreements" on page 21.

    OTHER AGREEMENTS WITH CERTAIN DIRECTORS. On April 1, 1997, the Company entered into a one-year consulting agreement with Michael L. Kiley, a director of the Company. In the consulting agreement, Mr. Kiley agreed to act as a liaison between Thomas Kinkade and the Company and to provide various other consulting services in exchange for a fee of $6,000 per month and an option to purchase 25,000 shares of the Company's common stock priced at the then fair market value of the shares. Effective August 1, 1997, the consulting agreement was amended to provide for consulting fees of $10,000 per month. In June 1997 and September 1997, the Company granted to Mr. Kiley options to purchase 20,000 and 30,000 shares of common stock, respectively, at the then-fair market value of the common stock. In October 1997, the board awarded Mr. Kiley a consulting bonus of $90,000 (payable in the amount of $45,000 immediately and $45,000 payable in April 1998) in connection with various consulting services provided by Mr. Kiley. On June 22, 1998, the board approved another amendment to the consulting agreement whereby Mr. Kiley's bonus would be tied to earnings per share growth of consolidated net earnings of the Company. On March 4, 1999, the board authorized (1) the extension of the consulting agreement for an additional year and (2) the grant of an option to purchase 20,000 shares of common stock with a grant date of April 1, 1999, at the then-fair market value of the common stock. On April 1, 2000, the Company entered into a new one-year consulting agreement with Mr. Kiley. In the new consulting agreement, Mr. Kiley agreed to assist Thomas Kinkade on Company matters and to provide various other consulting services in exchange for a fee of $6,000 per month.

                            STOCK PERFORMANCE GRAPH

    The following graph shows a five-year comparison of cumulative total returns for the Company's common stock, the Standard & Poor's 500 Index and a peer group constructed by the Company composed of Bed Bath & Beyond, Inc., Bombay
Company, Inc., Coldwater Creek, Inc., Department 56, Inc., Linens 'n
Things, Inc., Michaels Stores, Inc., Pier 1 Imports, Inc., Restoration
Hardware, Inc., Tiffany & Company and Williams-Sonoma, Inc. (the "Peer Group"), each of which assumes an initial value of $100 and reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         MAGI  PEERS  S&P 500
3/31/96  $100   $100     $100
3/31/97  $177   $119     $117
3/31/98  $718   $202     $171
3/31/99  $327   $262     $199
3/31/00  $259   $388     $232

                   TOTAL RETURNS--WITH DIVIDENDS REINVESTED--
--------------------------------------------------------------------------------
                        MARCH 31, 1996 TO MARCH 31, 2000
--------------------------------------------------------------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    During fiscal 2000, all of the officers, directors and 10% stockholders of the Company complied with requirements for reporting ownership and changes in ownership of Company Common Stock under Section 16(a) of the Securities Act of 1934 except for the following:

    During fiscal 2000, J. Edward Hollender filed a Form 3 late. Mr. Hollender commenced employment with the Company as an executive officer on November 5, 1999, and as such, a Form 3 was required to be filed by November 15, 1999.
Mr. Hollender filed Form 3 on April 5, 2000.

    During fiscal 2000, Timothy S. Guster filed a Form 3 late. Mr. Guster commenced employment with the Company as an executive officer on November 15, 1999, and as such, a Form 3 was required to be filed by November 25, 1999. Mr. Guster filed Form 3 on March 29, 2000.

    During fiscal 2000, Raymond A. Peterson filed one Form 4 late. On
November 12, 1999 Mr. Peterson sold 70,000 shares of Company Common Stock and exercised options and sold 70,725 shares of Company Common Stock. The filing of this transaction on Form 4 was required by December 10, 1999. Mr. Peterson filed the required Form 4 on February 15, 2000.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

    The table below shows how much Company common stock is owned by the directors, the Named Officers and owners of more than 5% of the Company's outstanding common stock, as of July 10, 2000.

    Except as otherwise indicated below, the persons listed below have advised the Company that they have sole voting and investment power with respect to the securities shown as owned by them. On July 10, 2000, there were 13,146,198 shares of the Company's common stock outstanding.

                                                                   TOTAL AMOUNT AND      PERCENTAGE
                                 NUMBER OF                           NATURE OF             OF
NAME OF BENEFICIAL OWNERS AND      SHARES         RIGHT TO           BENEFICIAL          OUTSTANDING
ADDRESSES(1)                      OWNED(2)        ACQUIRE(3)        OWNERSHIP(4)         SHARES
Thomas Kinkade                    3,140,651(5)      600,000             3,740,651           27.2%
Kenneth E. Raasch                 3,371,691(6)      180,517(7)          3,552,208           26.7%
Richard F. Barnett                  259,525(8)           --               259,525            2.0%
Craig A. Fleming                      1,000         127,200               128,200              *
Michael L. Kiley                         --          51,500                51,500              *
Raymond A. Peterson                  28,000          20,380                48,380              *
John R. Lackner                       2,000          37,670                39,670              *
Norman A. Nason                          --          26,681                26,681              *
W. Michael West                      10,000          10,000                20,000              *
Herbert D. Montgomery                    --              --                    --            0.0%
Anthony D. Thomopoulos                   --              --                    --            0.0%
Directors and executive
  officers as
  a group (16 persons)(9)         6,815,367       1,056,303             7,871,670           55.4%

*   Less than one (1) percent.

(1) All addresses are 521 Charcot Avenue, San Jose, California 95131.

(2) Excludes shares that may be acquired through stock option exercises.

(3) Shares that can be acquired through stock option exercises through July 10, 2000.

(4) Beneficial ownership is determined according to the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to
    (a) securities actually owned and/or (b) shares of common stock acquired through stock option exercises within sixty (60) days from the record date, which is July 10, 2000.

(5) The shares owned by Mr. Kinkade are jointly held in the names of Mr. Thomas Kinkade and Mrs. Nanette Kinkade.

(6) The shares owned by Mr. Raasch are held by Mr. Kenneth E. Raasch and
    Mrs. Linda L. Raasch, as Trustees of the Raasch Family Trust, May 18, 1993.

(7) Includes 165,517 shares of common stock which may be acquired upon the conversion of a $1,200,000 promissory note issued to Linda L. Raasch, the wife of Mr. Raasch, on June 30, 1995. Also includes 15,000 shares subject to options held by Mr. Raasch.

(8) The shares owned by Mr. Barnett are held by Mr. Richard F. Barnett and Mrs. Loretta K. Barnett, as Trustees of the Barnett Family Trust.

(9) Messrs. Kinkade, Raasch, Barnett, Fleming, Kiley, Peterson, Lackner, Nason, West, Montgomery and Thomopoulos and other executive officers are members of the group.

                             STOCKHOLDER PROPOSALS

    If you want us to consider including a proposal in our 2001 Proxy Statement, you must (1) deliver it to the Company's Corporate Secretary at our principal executive office no later than March 1, 2001 and (2) must satisfy the conditions established by the SEC for stockholder proposals to be included in the Company's Proxy Statement for that meeting. New SEC rules regarding stockholder proposals became effective on June 29, 1998. Under these new rules, if the Company receives notice later than June 16, 2001, which is 45 days before the anniversary of the mailing of the proxy materials for the last annual meeting, of any matter a stockholder intends to propose for a vote at the 2001 Annual Meeting of Stockholders, then a proxy solicited by the board of the Company may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

                          COSTS OF PROXY SOLICITATION

    The Company pays for distributing and soliciting proxies and reimburses brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to stockholders. The Company is not using an outside proxy solicitation firm this year.

                         TRANSACTION OF OTHER BUSINESS

    At the date of this Proxy Statement, the board knows of no other business that will be conducted at the 2000 Annual Meeting of Stockholders other than as described in this Proxy Statement.

    An annual report for the fiscal year ended March 31, 2000 is enclosed with this Proxy Statement.

By Order of the Board,

/s/ Timothy S. Guster

Timothy S. Guster
Secretary

July 24, 2000
San Jose, California

   Media Arts Group, Inc.      521 Charcot Avenue, San Jose, California 95131

(408) 324-2020              WWW.MEDIAARTS.COM             NYSE Stock Symbol: MDA

                                   APPENDIX A
                           1998 STOCK INCENTIVE PLAN

    The following is a summary of the principal provisions of the 1998 Stock Incentive Plan.

ADMINISTRATION

    The plan is administered by the Compensation Committee (the "Committee") which is comprised of at least two non-employee directors. The Committee selects the key employees of the Company or any subsidiary who will receive awards, determines the size of any award and establishes any vesting or other conditions.

ELIGIBILITY

    Key employees including independent contractors of the Company are eligible to receive awards under the plan. Directors who are not employees of the Company or any of its subsidiaries, also known as non-employee directors, are eligible to receive automatic grants under the plan. As of July 10, 2000, approximately 75 persons had received approximately 1,690,000 option awards under the plan, of this amount, options to purchase 800,000 shares were granted to the executive officers and directors as a group. It is not possible to determine how many eligible employees will participate in the plan in the future.

OPTIONS AND STOCK APPRECIATION RIGHTS

    Options may include incentive stock options, also known as ISOs, intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code, as well as nonstatutory stock options, also known as NSOs. The exercise price of ISOs must be equal to or greater than 100% (110% for 10% stockholders) of the fair market value of the common stock on the date of grant. The exercise price of NSOs must be equal to or greater than 85% of the fair market value of the common stock on the date of grant. On July 10, 2000, the Company's common stock closed at $4.00 per share. The term of an ISO cannot exceed ten (10) years (or five (5) years for 10% stockholders), and all options and SARs are nontransferable prior to the optionee's death. The exercise price of an option may be paid in any lawful form permitted by the Committee, including cash or the surrender of shares of common stock already owned by the optionee.

    A stock appreciation right, or SAR permits the participant to elect to receive any appreciation in the value of the optioned stock directly from the Company, either in shares of common stock or in cash or a combination of the two, in lieu of exercising the option, with the Committee having the discretion to determine the form in which such payment will be made. The amount payable on exercise of an SAR is measured by the difference between the market value of the optioned stock at exercise and the exercise price. SARs may be granted in combination with options or on a stand-alone basis. Upon exercise of an SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. The Committee has no present intention to issue SARs under the plan except under the non-employee director automatic grant provisions as described below.

STOCK UNITS

    Stock unit awards consist of grants of stock units for no consideration, subject to such terms, conditions and restrictions as the Committee may determine. A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock, and it is nontransferable prior to the holder's death. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents.

    Stock units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both. Vested stock units will be settled at the time determined by the Committee. With the Committee's consent, the recipient of stock units may pay all projected withholding taxes relating to the award with common stock rather than cash.

VESTING CONDITIONS

    The Committee determines the number of options, SARs and stock units to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the Company's performance or other appropriate criteria. In general, the vesting conditions will be based on the employee's service after the date of grant. Vesting may be accelerated in the event of the employee's death, disability or retirement or in the event of a change of control.

    The events which constitute a change of control for purposes of the plan are
(1) when a person or entity becomes the beneficial owner of 15% or more of the voting power of Media Arts' shares, (excluding current 15% stockholders) or
(2) during any two consecutive years, members of the board at the beginning of such period cease to constitute a majority thereof, unless the election or nomination of each director is approved by the vote of at least two-thirds of the directors still in office who were directors at the beginning of such period, or (3) the occurrence of any other change of control reportable under the Exchange Act, or (4) stockholder approval of a merger or consolidation of Media Arts, or (5) the adoption of a plan of complete liquidation of Media Arts, or stockholder approval of the sale by Media Arts of all or substantially all of its assets. The events described under subparagraphs (1), (3) and (4) above will not be deemed a change of control if so determined by the board.

AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS

    The plan provides that non-employee directors will automatically receive an NSO covering 5,000 shares annually at an exercise price equal to 85% or more of the fair market value of common stock on the date of grant. In fiscal 2000, the annual, automatic option grant to four non-employee directors of 5,000 shares each of common stock was made on September 30, 1999, at an exercise price of $3.77 per share. NSOs granted to non-employee directors become immediately and fully exercisable as of their respective grant dates. The NSOs expire ten
(10) years after grant, except that they expire on the first anniversary after the non-employee director's service terminates, if sooner. All NSOs granted to non-employee directors include an SAR that is exercisable for cash only during the 30-day period following a change of control with respect to the Company.

    The plan also provides that all new non-employee directors may receive, at the discretion of the Committee, 1,000 stock units when they first become elected to the Board. These stock units will be settled by issuing an equal number of shares of common stock. Settlement occurs on the earliest of (1) the date one year after the date of grant, (2) the date of a change of control with respect to the Company or (3) the date when the non-employee director's service terminates for any reason.

LIMITATION ON PAYMENTS

    Any provision of the plan to the contrary notwithstanding, in the event that the Company's current independent auditors determine that any payment or transfer by the Company under the plan to or for the benefit of a participant would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" set forth in Section 280G of the Internal Revenue Code, then the aggregate present value of all payments shall be reduced (but not below zero) to the reduced amount, as defined below; provided that the Committee, at the time of making an award under the plan or at any time after that, may specify in writing that such award shall not be so reduced and shall not be subject to Article 14 of the plan. "Reduced amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the payments without causing any payment to be nondeductible by the Company because of Section 280G of the Internal Revenue Code, present value shall be determined in accordance with Section 280G(d)(4) of the Internal Revenue Code. Any such reductions shall be made in accordance with the procedures set forth in Section 14.2 of the plan. All determinations made by the auditors under Article 14 of the plan shall be binding on the Company and participants in the plan and shall be made within sixty (60) days of the date when a payment becomes payable or transferable.

    In connection with the calculation of the reduced amount under Article 14 of the plan, payments may be made which should not have been made, known as an overpayment, or payments which should have been made may not be made, known as an underpayment. If the auditors determine, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or a participant in the plan which the auditors believe has a high probability of success, determine that an overpayment has been made, such overpayment shall be treated for all purposes as a loan to the participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in
Section 7872(f)(2) of the Internal Revenue Code; provided, however, that no amount shall be payable by the participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under
Section 4999 of the Internal Revenue Code. In the event that the auditors determine that an underpayment has occurred, such underpayment shall promptly be paid or transferred by the Company to or for the benefit of the participant, together with interest at the applicable federal rate provided in
Section 7872(f)(2) of the Internal Revenue Code.

OTHER PROVISIONS

    The Committee is authorized, within the provisions of the plan, to amend the terms of outstanding stock units, to modify or extend outstanding options or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. The Committee has no present intention to modify the terms of any outstanding stock-based incentive awards.

NUMBER OF AVAILABLE SHARES

    The total number of shares available for grant under the plan is 150,178, plus 1,650,000 additional shares of common stock if the amendment to the plan is adopted by the stockholders. In addition, if awards under the prior employee and director stock option plans are forfeited or terminated before being exercised or vested, the corresponding common shares become available for awards under this plan. The total number of shares available for grant under the plan shall be subject to adjustment in the event of stock splits, stock dividends and other similar recapitalization transactions. If any options, SAR's, stock units are forfeited, or if options terminate for any other reason prior to exercise, then the underlying shares again become available for awards.

    The Committee has full discretion to determine the number of options, SARs and stock units to be granted to employees under the plan; provided, however, that no individual may receive option or SAR grants in a single calendar year covering more than 200,000 shares. Awards to non-employee directors under the plan are fixed. See "Compensation of Directors" on page 12.

TERM OF THE PLAN, AMENDMENT AND TERMINATION

     The board may at any time amend, modify or terminate the plan. An amendment of the plan shall be subject to the approval of the Company's stockholders only to the extent required by applicable law. The plan shall remain in effect until it is terminated except that no ISOs may be granted after June 21, 2008.

    GENERAL FEDERAL TAX CONSEQUENCES. Under current federal laws, in general, recipients of awards and grants of NSOs, ISOs, SARs and stock units under the Plan are taxable under Section 83 of the Internal

Revenue Code upon their receipt of common stock or cash with respect to such awards or grants and, subject to Section 162(m) of the Internal Revenue Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Internal Revenue Code, recipients of ISOs are generally not taxable on their receipt of Common Stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, the Company is not entitled to any income tax deductions with respect to such exercises. Participants in the plan will be provided with detailed information regarding the tax consequences relating to the various types of awards and grants under the plan.

    SECTION 162(M) LIMITATION. In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

    The Company has structured the plan in such a manner that, the remuneration attributable to stock options and SARs which meet the other requirements of
Section 162(m) will not be subject to the $1,000,000 limitation. The Company has not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

                            MEDIA ARTS GROUP, INC.
                    521 CHARCOT AVENUE, SAN JOSE, CA 95131

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Timothy S. Guster and William C. Morris, Jr. (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Media Arts Group, Inc. (the "Company") held of record by the undersigned on July 10, 2000, at the Annual Meeting of Stockholders to be held on September 7, 2000 or any adjournment or postponement thereof.










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

                                                               Please mark   /X/
                                                               your votes
                                                               as indicated
                                                               in this
                                                               example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
Item 1  ELECTION OF DIRECTORS - To elect the following directors as directors of the Company to hold office for one year terms or until their successors are elected and qualified.
                                       Nominees:                  FOR   WITHHELD
                                         Craig A. Fleming         / /     / /
                                         Michael L. Kiley         / /     / /
                                         Thomas Kinkade           / /     / /
                                         Herbert D. Montgomery    / /     / /
                                         Norman A. Nason          / /     / /
                                         Raymond A. Peterson      / /     / /
                                         Kenneth E. Raasch        / /     / /
                                         Anthony D. Thomopoulos   / /     / /
                                         W. Michael West          / /     / /

Item 2  To approve an amendment of the 1998 Stock        FOR   AGAINST   ABSTAIN
        Incentive Plan to increase the shares            / /     / /       / /
        reserved for issuance from 1,150,000 to
        2,800,000.

Item 3  To ratify the appointment of                     / /     / /       / /
        PricewaterhouseCoopers LLP as the
        independent public accountants of the
        Company for the fiscal year ending March 31, 2001.

Item 4  In their discretion the proxies are authorized   / /     / /       / /
        to vote upon such other business as may
        properly come before the meeting.

WITHHELD FOR: (Write that nominee's name in the space
              provided below)





-----------------------------------------------------


This Proxy when properly executed will be voted in the manner herein by the undersigned stockholder. If no direction is made, the Proxy will be voted for Proposals 1, 2, and 3.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.





Signature ____________ Signature if held jointly ____________ Dated: _____, 2000 Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.





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